EXHIBIT 6
                          AGREEMENT AND PLAN OF MERGER

                                      AMONG

                               SBARRO MERGER LLC,

                                  SBARRO, INC.,

                                  Mario Sbarro,

                                 Joseph Sbarro,

                Joseph Sbarro (1994) Family Limited Partnership,

                                 Anthony Sbarro

                                       AND

           Mario Sbarro and Franklin Montgomery, not individually but as trustees under that certain Trust Agreement dated April
                           28, 1984 for the benefit of
                       Carmela Sbarro and her descendants

                          Dated as of January 19, 1999

                          AGREEMENT AND PLAN OF MERGER

                                TABLE OF CONTENTS


SECTION                                                                    Page

PARTIES.......................................................................1
PREAMBLE......................................................................1


                                    ARTICLE I
                                   THE MERGER

1.1      The Merger...........................................................1
1.2      Certificate of Incorporation.........................................2
1.3      By-Laws..............................................................2
1.4      Directors and Officers...............................................2
1.5      Effective Time.......................................................2


                                   ARTICLE II
                              CONVERSION OF SHARES

2.1      Company Common Stock.................................................2
2.2      Mergeco Membership Interests.........................................3
2.3      Exchange of Shares...................................................3
2.4      Stock Option Plans...................................................4
2.5      Withholding Rights...................................................5


                                   ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

3.1      Organization.........................................................5
3.2      Capitalization.......................................................5
3.3      Authorization of this Agreement; Recommendation of Merger............6
3.4      Governmental Filings; No Conflicts...................................6

                                   ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF MERGECO
                         AND THE CONTINUING SHAREHOLDERS

4.1      Organization.........................................................7
4.2      Membership Interests.................................................7
4.3      Authorization of this Agreement......................................8
4.4      Governmental Filings; No Violations..................................8
4.5      Financing Arrangements...............................................8


                                    ARTICLE V
                                    COVENANTS

5.1      Conduct of the Business of the Company...............................9
5.2      Activities of Mergeco................................................9
5.3      Access to Information................................................9
5.4      Financing...........................................................10
5.5      Shareholders' Meeting...............................................10
5.6      Proxy Statement and Schedule 13E-3..................................10
5.7      Best Efforts........................................................11
5.8      Consents............................................................12
5.9      Public Announcements................................................12
5.10     Indemnification.....................................................12
5.11     No Solicitation.....................................................15
5.12     Transfer Taxes......................................................15


                                   ARTICLE VI
                               CLOSING CONDITIONS

6.1      Conditions to the Obligations of Each Party.........................16
6.2      Conditions to the Obligations of Mergeco............................16
6.3      Conditions to the Obligations of the Company........................18


                                   ARTICLE VII
                                     CLOSING

7.1      Time and Place......................................................19
7.2      Filings at the Closing..............................................19

                                  ARTICLE VIII
                           TERMINATION AND ABANDONMENT

8.1      Termination.........................................................19
8.2      Procedure and Effect of Termination.................................20


                                   ARTICLE IX
                                  MISCELLANEOUS

9.1      Amendment; Modification and Approval of Special Committee...........21
9.2      Waiver of Compliance; Consents......................................21
9.3      Non-Survival of Representations and Warranties......................21
9.4      Notices.............................................................21
9.5      Assignment; Parties in Interest.....................................23
9.6      Costs and Expenses..................................................23
9.7      Specific Performance................................................24
9.8      Governing Law.......................................................24
9.9      Counterparts........................................................24
9.10     Interpretation......................................................24
9.11     Entire Agreement....................................................24
9.12     Severability........................................................25
9.13     Headings............................................................25

SIGNATURES...................................................................26

                          AGREEMENT AND PLAN OF MERGER

                  AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of January 19, 1999, among Sbarro Merger LLC, a New York limited liability company ("Mergeco"), Sbarro, Inc., a New York corporation (the "Company"), and Mario Sbarro, Joseph Sbarro, Joseph Sbarro (1994) Family Limited Partnership, Anthony Sbarro, and Mario Sbarro and Franklin Montgomery, not individually but as trustees under that certain Trust Agreement dated April 28, 1984 for the benefit of Carmela Sbarro and her descendants (collectively the "Continuing Shareholders").

                  WHEREAS, the Continuing Shareholders have proposed to the Board of Directors of the Company that Mergeco merge with and into the Company (the "Merger"), with the holders of all of the outstanding shares of Common Stock, par value $.01 per share, of the Company (the "Common Stock") not currently owned by the Continuing Shareholders receiving a cash payment in exchange for their shares of Common Stock;

                  WHEREAS, a Special Committee of the Board of Directors of the Company (the "Special Committee") has determined that the Merger is fair to, and in the best interests of, the Public Shareholders (as defined in Section 2.1(a)), and has recommended the approval and adoption of this Agreement to the Board of Directors of the Company;

                  WHEREAS, the Board of Directors of the Company and the members of Mergeco have approved and adopted this Agreement and approved the Merger upon the terms and subject to the conditions set forth herein;

                  WHEREAS, the Board of Directors of the Company believes it is in the best interests of the Company and its shareholders to consummate the Merger upon the terms and subject to the conditions set forth in this Agreement; and

                  NOW, THEREFORE, in consideration of the representations, warranties and agreements herein contained, the parties hereto agree as follows:


                                    ARTICLE I
                                   THE MERGER

         1.1 The Merger. (a) As promptly as practicable following the satisfaction or waiver of the conditions set forth in Article VI hereof, and in accordance with the provisions of this Agreement and the provisions of the New York Business Corporation Law (the "NYBCL") and the New York Limited Liability Company Law (the "NYLLCL"), the parties hereto shall cause Mergeco to be merged with and into the Company. The Company shall be the surviving corporation (hereinafter sometimes called the "Surviving Corporation") and shall continue its corporate existence under the laws of the State of New York. At the Effective Time (as hereinafter defined), the separate existence of Mergeco shall cease.
                                       -1-

         (b) The Merger shall have the effects specified in Section 906 of the NYBCL and Section 1004 of the NYLLCL. From and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, immunities, powers and purposes of Mergeco and the Company and shall assume and become liable for all the liabilities, obligations and penalties of the Company and Mergeco.

         1.2 Certificate of Incorporation. The Certificate of Incorporation of the Company, as amended and in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and the NYBCL.

         1.3 By-Laws. The By-Laws of the Company in effect immediately prior to the Effective Time shall be the By-Laws of the Surviving Corporation until thereafter amended, altered or repealed as provided therein and in the NYBCL.

         1.4 Directors and Officers. The directors and officers of the Company immediately prior to the Effective Time shall be the directors and officers, respectively, of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and the By-Laws of the Surviving Corporation.

         1.5 Effective Time. As soon as practicable following the Closing (as defined in Section 7.1 of this Agreement), and provided that this Agreement shall not have been terminated pursuant to Article VIII hereof, the Company and Mergeco will cause certificates of merger (the "Certificates of Merger"), together with any other documents required by law to effectuate the Merger, to be executed, verified and delivered for filing by the New York Department of State as provided in Section 904-a of the NYBCL and Section 1003 of the NYLLCL, to the extent required. The Merger shall become effective on the date on which the second of the two Certificates of Merger is filed by the New York Department of State or such other date as shall be specified in the Certificates of Merger. The date and time when the Merger shall become effective is herein referred to as the "Effective Time."


                                   ARTICLE II
                              CONVERSION OF SHARES

         2.1 Company Common Stock. (a) Each share of Common Stock issued and outstanding immediately prior to the Effective Time, except for (i) shares of Common Stock then owned of record by Mergeco or the Continuing Shareholders and
(ii) shares of Common Stock held in the Company's treasury, if any, shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive $28.85 in cash, payable to the holder thereof, without interest thereon, upon surrender of the certificate representing such share of Common Stock (such cash amount is referred to herein as the "Merger Consideration"; the shares of Common Stock for which the Merger Consideration is to be paid are referred to herein as the "Public Shares"; and the holders thereof are referred to herein as the "Public Shareholders").

         (b) Each share of Common Stock issued and outstanding immediately prior to the Effective Time that is then owned of record by Mergeco or the Continuing Shareholders shall, by virtue of the Merger and without any action on the part of the holder thereof, be canceled and retired and cease to exist, and no payment shall be made with respect thereto.

         (c) Each share of Common Stock issued and held in the Company's treasury immediately prior to the Effective Time, if any, shall, by virtue of the Merger, be canceled and retired and cease to exist, and no payment shall be made with respect thereto.

         (d) At the Effective Time, the Public Shareholders shall cease to have any rights as shareholders of the Company except the right to receive the Merger Consideration.

         2.2 Mergeco Membership Interests. Each membership unit of Mergeco (the "Mergeco Membership Interests") issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one share of Common Stock of the Surviving Corporation. The Common Stock issued pursuant to this Section 2.2 shall, immediately after the Effective Time, constitute the only issued or outstanding shares of capital stock of the Surviving Corporation.

         2.3 Exchange of Shares. (a) As of or as soon as reasonably practicable following the Effective Time, the Surviving Corporation shall deposit in trust with a bank or trust company that has offices in New York City and is designated by the Surviving Corporation (the "Paying Agent"), cash in an aggregate amount equal to the product of (x) the number of Public Shares issued and outstanding immediately prior to the Effective Time and (y) the Merger Consideration (such amount being hereinafter referred to as the "Exchange Fund"). The Paying Agent shall, pursuant to irrevocable instructions, make the payments provided for in
Section 2.1(a) of this Agreement out of the Exchange Fund. The Paying Agent shall invest the Exchange Fund, as the Surviving Corporation directs, in direct obligations of the United States of America, obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of all principal and interest or commercial paper obligations receiving the highest rating from either Moody's Investors Service, Inc. or Standard & Poor's, a division of The McGraw Hill Companies, or a combination thereof, provided that, in any such case, no such instrument shall have a maturity exceeding three months. Any net profit resulting from, or interest or income produced by, such investments shall be payable to the Surviving Corporation. The Surviving Corporation shall replace any monies lost through any investment made pursuant to this Section 2.3(a). The Exchange Fund shall not be used for any other purpose except as provided in this Agreement.

         (b) Promptly after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each record holder (as of the Effective Time) of an outstanding certificate or certificates that immediately prior to the Effective Time represented Public Shares (the "Certificates") a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates for payment therefor. Upon surrender to the Paying Agent of a Certificate, together with a properly completed and executed letter of transmittal, the holder of such Certificate shall be entitled to receive in exchange therefor cash in an amount equal to the product of the number of Public Shares represented by such Certificate and the Merger Consideration, less any applicable withholding tax, and such Certificate shall forthwith be canceled. In the event any Certificate shall have been lost or destroyed, the Paying Agent, subject to such other reasonable conditions as the Surviving Corporation may impose (including the posting of an indemnity bond or other surety in favor of the Surviving Corporation with respect to the Certificates alleged to be lost or destroyed), shall be authorized to accept an affidavit from the record holder of such Certificate in a form reasonably satisfactory to the Surviving Corporation. No interest shall be paid or accrued on the cash payable upon the surrender of the Certificates. If payment is to be made to a person other than the person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other tax required by reason of the payment to a person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Paying Agent and the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 2.3, each Certificate shall represent for all purposes only the right to receive the Merger Consideration in cash multiplied by the number of Public Shares evidenced by such Certificate, without any interest thereon.

         (c) After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of Public Shares that were outstanding immediately prior to the Effective Time.

         (d) Any portion of the Exchange Fund that remains unclaimed by the Public Shareholders of the Company for one year after the Effective Time (including any interest, dividends, earnings or distributions received with respect thereto) shall be repaid to the Surviving Corporation, upon demand. Any Public Shareholders who have not theretofore satisfied the provisions of Section 2.3(b) shall thereafter look only to the Surviving Corporation for payment of their claim for the Merger Consideration, without any interest thereon, but shall have no greater rights against the Surviving Corporation than may be accorded to general creditors of the Surviving Corporation under New York law. Notwithstanding the foregoing, neither the Paying Agent nor any party hereto shall be liable to any holder of Certificates formerly representing shares of Common Stock for any amount paid with respect thereof to a public official pursuant to any applicable abandoned property, escheat or similar law.

         2.4 Stock Option Plans. At the Effective Time, all outstanding Stock Options (as defined herein), including Stock Options held by the Continuing Shareholders, shall be terminated and, promptly following the Effective Time, the Surviving Corporation shall, to the extent permitted by the applicable Stock Option Plan (as defined herein) or agreement between the Company and the optionee related to the applicable Stock Option, subject to Section 2.5, pay to the holder of each such Stock Option, in cash and as full settlement for such Stock Option, whether or not then exercisable, the Stock Option Buyout Amount (as defined herein) for the shares of Common Stock subject to such Stock Option. As used herein: (i) with respect to any Stock Option, the "Stock Option Buyout Amount" shall mean (A) the excess, if any, of the Merger Consideration over the exercise price per share of such Stock Option, (B) multiplied by the total number of shares of Common Stock subject to such Stock Option; (ii) the "1991 Plan" shall mean the Company's 1991 Stock Incentive Plan, as amended to date;
(iii) the "1993 Plan" shall mean the Company's 1993 Non-Employee Director Stock Option Plan, as amended to date (the 1991 Plan and the 1993 Plan being collectively referred to herein as the "Stock Option Plans"); and (iv) "Stock Options" shall mean all options to purchase shares of Common Stock under the Company's 1985 Incentive Stock Option Plan, the 1991 Plan and the 1993 Plan and options held by any of the Continuing Shareholders that were not granted under the Stock Option Plans.

         2.5 Withholding Rights. The Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the amounts payable (including the Merger Consideration) pursuant to this Agreement to any Public Shareholder or holder of Stock Options such amounts as Mergeco, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under applicable tax law. To the extent that amounts are so deducted and withheld by Mergeco, the Surviving Corporation or the Paying Agent, such amounts shall be treated for all purposes of this Agreement as having been paid to the relevant Public Shareholder or holder of Stock Options.


                                   ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company represents and warrants to Mergeco as follows:

         3.1 Organization. The Company is a corporation validly existing and in good standing under the laws of the State of New York and has all requisite power (corporate or otherwise) and authority to own, lease and operate its properties and to conduct its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not, individually or in the aggregate, have a material adverse effect on the business, condition (financial or otherwise), properties, assets or prospects of the Company and its subsidiaries taken as a whole (a "Material Adverse Effect"). The Company was formed under the name Sbarro Licensing Inc.

         3.2 Capitalization. The authorized capital stock of the Company consists of (i) 40,000,000 shares of Common Stock, of which, on January 15, 1999, there were 20,531,977 shares issued and outstanding, which number of outstanding shares may change by virtue of the exercise of outstanding Stock Options, and (ii) 1,000,000 shares of preferred stock, par value $1.00 per share, of which there are no shares issued and outstanding. Except for the Stock Option Plans, there are not now any existing stock option or similar plans and, except for currently outstanding Stock Options, there are not now any outstanding options, warrants, calls, subscriptions, preemptive rights or other rights or other agreements or commitments whatsoever obligating the Company to issue, transfer, deliver or sell, or cause to be issued, transferred, delivered or sold, any shares of capital stock or equity interests, as the case may be, of the Company or obligating the Company to grant, extend or enter into any such agreement or commitment.

         3.3 Authorization of this Agreement; Recommendation of Merger. (a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and, subject to approval by the shareholders of the Company, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the Company's Board of Directors and, except for the adoption of this Agreement by the shareholders of the Company, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, subject only to adoption hereof by its shareholders (and assuming the due authorization, execution and delivery hereof by Mergeco and the Continuing Shareholders), this Agreement constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

         (b) The Special Committee has received the opinion of Prudential Securities Incorporated ("Prudential Securities") dated January 19, 1999 that, as of the date of such opinion, the Merger Consideration to be received by the Public Shareholders pursuant to this Agreement is fair, from a financial point of view, to the Public Shareholders.

         (c) The Special Committee (at a meeting duly called and held at which a quorum was present) has determined that the Merger is fair to, and in the best interests of, the Public Shareholders, and has recommended the adoption of this Agreement to the Board of Directors of the Company, subject to the right of the Special Committee to withdraw, modify or amend such recommendation if the Special Committee determines, in good faith after consultation with legal counsel, that failure to take such action would be reasonably likely to result in a breach of its fiduciary duties to the Company's shareholders under applicable law.

         (d) The Board of Directors of the Company (at a meeting duly called and held at which a quorum was present) has determined that the Merger is fair to, and in the best interests of, the shareholders of the Company, has adopted this Agreement and has recommended the adoption of this Agreement by the shareholders of the Company, subject to the right of the Board of Directors of the Company to withdraw, modify or amend such recommendation to the extent that the Board of Directors of the Company determines, in good faith after consultation with legal counsel, that failure to take such action would be reasonably likely to result in a breach of its fiduciary duties to the Company's shareholders under applicable law.

         3.4 Governmental Filings; No Conflicts. Except for (i) filings required under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"), (ii) the filing and recordation of appropriate merger documents as required by the NYBCL and, if applicable, the laws of other states in which the Company is qualified to do business, (iii) filings, if any, under securities or blue sky laws or takeover statutes, (iv) filings to fulfill the delisting requirements of the New York Stock Exchange, (v) regulatory filings relating to the operation of the Company's business, (vi) filings in connection with any applicable transfer or other taxes in any applicable jurisdiction and (vii) filings under applicable alcohol and beverage laws and regulations, no filing with, and no permit, authorization, consent or approval of, any public body or authority is necessary for the consummation by the Company of the transactions contemplated by this Agreement, the failure to make or obtain which would have, individually or in the aggregate, a Material Adverse Effect or a material adverse effect on the ability of the Company to consummate the transactions contemplated hereby. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby nor compliance by the Company with any of the provisions hereof will (x) conflict with or result in any violation of any provision of the Certificate of Incorporation of the Company or By-Laws of the Company, as in effect on the date hereof, or (y) assuming the truth of the representations and warranties of Mergeco contained herein and its compliance with all agreements contained herein and assuming the due making of all filings and obtaining all permits, authorizations, consents and approvals referred to in the preceding sentence, violate any statute, rule, regulation, order, injunction, writ or decree of any public body or authority by which the Company or any of its assets or properties is bound, excluding from the foregoing clause
(y) conflicts, violations, breaches or defaults which, either individually or in the aggregate, would not have a Material Adverse Effect or a material adverse effect on the Company's ability to consummate the transactions contemplated hereby.


                                   ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF MERGECO
                         AND THE CONTINUING SHAREHOLDERS

         Mergeco  and  the  Continuing  Shareholders,   jointly  and  severally,
represent and warrant to the Company as follows:

         4.1 Organization. Mergeco is a limited liability company duly organized, validly existing and in good standing under the laws of the State of New York and has all requisite power and authority to consummate the transactions contemplated hereby. Mergeco was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. As of the date hereof and the Effective Time, except for obligations or liabilities incurred in connection with its organization and the transactions contemplated by this Agreement and, except for this Agreement, its Operating Agreement and any other agreements or arrangements contemplated by this Agreement or in furtherance of the transactions contemplated hereby, Mergeco has not and will not have incurred, directly or indirectly, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person whatsoever.

         4.2 Membership Interests. All of the outstanding Mergeco Membership Interests are owned by the Continuing Shareholders. There are not now, and, at the Effective Time there will not be, any other outstanding membership interests or rights or other agreements or commitments whatsoever obligating Mergeco or any of its subsidiaries, if any, to issue, transfer, deliver or sell, or cause to be issued, transferred, delivered or sold, to any other person any additional membership interests of Mergeco, or obligating Mergeco to grant, extend or enter into any such agreement or commitment.

         4.3 Authorization of this Agreement. Mergeco and the Continuing Shareholders have all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the holders of all the membership interests of Mergeco, and no other proceedings on the part of Mergeco are necessary to authorize this Agreement or consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Mergeco and the Continuing Shareholders and adopted by the members of Mergeco, and (assuming the due authorization, execution and delivery hereof by the Company) constitutes a valid and binding agreement of Mergeco and the Continuing Shareholders.

         4.4 Governmental Filings; No Violations. Except for (i) filings required by the applicable requirements of the Exchange Act, (ii) the filing and recordation of appropriate merger documents as required by the NYLLCL, (iii) filings, if any, under the securities or blue sky laws or takeover statutes,
(iv) filings in connection with any applicable transfer or other taxes in any applicable jurisdiction and (v) filings under applicable alcohol and beverage laws and regulations, no filing with, and no permit, authorization, consent or approval of, any public body or authority is necessary for the consummation by Mergeco of the transactions contemplated by this Agreement, the failure to make or obtain which is reasonably likely to impair the ability of Mergeco to perform its obligations hereunder or to consummate the transactions contemplated hereby. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby nor compliance by Mergeco with any of the provisions hereof will (x) conflict with or result in any violation of any provision of the articles of organization or operating agreement of Mergeco, (y) result in a violation or breach of, or constitute a default (or give rise to any right of termination, cancellation or acceleration) under, any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which Mergeco is a party, or by which it or any of its properties or assets is bound or (z) assuming the truth of the representations and warranties of the Company hereunder and its compliance with all agreements contained herein and assuming the due making of all filings or obtaining of all permits, authorizations, consents and approvals referred to in the preceding sentence, violate any statute, rule, regulation, order, injunction, writ or decree of any public body or authority by which Mergeco or any of its properties or assets is bound, excluding from the foregoing clauses (y) and (z) conflicts, violations, breaches or defaults which, either individually or in the aggregate, are not reasonably likely to impair materially the ability of Mergeco to perform its obligations hereunder or to consummate the transactions contemplated hereby.

         4.5 Financing Arrangements. Mergeco and the Continuing Shareholders have received a "highly confident" letter (the "Debt Financing Letter") dated the date hereof from Bear, Stearns & Co. Inc. ("Bear Stearns"), a copy of which is annexed as Exhibit "A" to this Agreement, relating to approximately $300 million of debt financing (the "Debt Financing"), which Debt Financing Letter is currently in effect. It is contemplated that the Debt Financing, together with the Company's cash and marketable securities immediately prior to the Effective Time (collectively with the Debt Financing, the "Financing"), will be sufficient to enable the Surviving Corporation to pay the Merger Consideration to all Public Shareholders, make any payments contemplated by Section 2.4 and otherwise to consummate the transactions contemplated hereby and to fund all costs and expenses of the Company and Mergeco incurred in connection with the Merger and the transactions contemplated hereby. The revolving credit facility, or the excess cash, referred to in the Debt Financing Letter is designed to fund the Surviving Corporation's ongoing working capital needs.


                                    ARTICLE V
                                    COVENANTS

         5.1 Conduct of the Business of the Company. During the period from the date of this Agreement to the Effective Time, neither the Company nor any of its subsidiaries will (i) carry on their respective businesses other than in the usual, regular and ordinary course of business, consistent with past practice;
(ii) issue any options to purchase shares of Common Stock or other capital stock or issue any shares of Common Stock (other than pursuant to the exercise of currently outstanding Stock Options) or other capital stock; or (iii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or equity interest, as the case may be, or repurchase or agree to repurchase any shares of its capital stock, or agree to do any of the foregoing; provided, however, that
(x) any of the Company's wholly-owned direct or indirect subsidiaries may declare, set aside or pay any dividend or other distribution with respect to their capital stock, and (y) any other subsidiary of the Company may make a distribution to the Company or other owners of such subsidiary if and to the extent such subsidiary is required to do so by contract as in effect on the date hereof.

         5.2 Activities of Mergeco. From the date of this Agreement to the Effective Time, Mergeco will not conduct any business or engage in any activities of any nature other than activities in connection with this Agreement or the transactions contemplated hereby.

         5.3 Access to Information. During the period from the date of this Agreement to the Effective Time, during normal business hours, upon reasonable notice and in such a manner as will not unreasonably interfere with the conduct of the business of the Company, the Company will (i) give Mergeco and its authorized representatives, including representatives and advisors of persons proposing to provide the Debt Financing, reasonable access to all stores, offices and other facilities, and to all books and records, of the Company and its subsidiaries, (ii) permit Mergeco and its authorized representatives to make such inspections as it may reasonably require and (iii) cause its officers and those of its subsidiaries to furnish Mergeco with a copy of each report, schedule and other document filed or received by it during such period pursuant to the requirements of federal and state securities laws and such financial and operating data and other information with respect to the business and properties of the Company and its subsidiaries as Mergeco may from time to time reasonably request. Mergeco shall take reasonable steps to insure that any confidential information provided to it or its representatives and advisors remains confidential and is used for no purpose other than the transactions contemplated hereby.

         5.4 Financing. Mergeco and the Continuing Shareholders shall use their best efforts to obtain the Debt Financing on terms and conditions no less favorable to the Company than those described in Section 6.2(g). The Company shall cooperate with, and use its best efforts to assist, Mergeco in obtaining the Financing.

         5.5 Shareholders' Meeting. (a) As soon as practicable, the Company, acting through its Board of Directors, shall, in accordance with applicable law, take all steps necessary to duly call, give notice of, convene and hold a special or annual meeting of its shareholders (as same may be adjourned or postponed from time to time, the "Shareholders' Meeting") for the purpose of adopting this Agreement. The notice of such meeting shall contain the information required to be included therein pursuant to the NYBCL.

         (b) The Continuing Shareholders agree (i) to vote at the Shareholders' Meeting all 7,064,328 shares of outstanding Common Stock owned of record by them as of the date of this Agreement (the "Continuing Shareholder Shares") for adoption of this Agreement but only if at least a majority of the votes cast at the Shareholders' Meeting (excluding votes cast by the holders of the Continuing Shareholder Shares, abstentions and broker non-votes) are cast in favor of adoption of this Agreement, (ii) not to grant a proxy to vote any Continuing Shareholder Shares other than to another Continuing Shareholder or to persons identified in a proxy card distributed on behalf of the Company's Board of Directors to vote such Continuing Shareholder Shares at the Shareholders' Meeting in the manner provided in clause (i), and (iii) not to sell, transfer or otherwise dispose of any Continuing Shareholder Shares (other than transfers of Continuing Shareholder Shares to Mergeco or any family members of Mario Sbarro, Anthony Sbarro or Joseph Sbarro or trusts for the benefit of such Continuing Shareholders or such family members), which shares may be so transferred only if the transferee agrees in writing to be bound by the terms of the agreements contained in this Section 5.5(b). In the event of any transfer of Continuing Shareholder Shares after the date hereof, such shares shall remain Continuing
Shareholder Shares and be deemed to be owned of record by the Continuing Shareholders for purposes of Article II of this Agreement and this Section 5.5(b).

         5.6 Proxy Statement and Schedule 13E-3. (a) The Company will, as soon as practicable, prepare and file with the Securities and Exchange Commission (the "Commission") a proxy statement and a form of proxy, in connection with the vote of the Company's shareholders with respect to the Merger (such proxy statement, together with any amendments thereof or supplements thereto, in each case in the form or forms mailed to the Company's shareholders, being the "Proxy Statement"). The Company, Mergeco and the Continuing Shareholders shall together prepare and file a Transaction

Statement on Schedule 13E-3 (the "Schedule 13E-3") under the Exchange Act. Each of Mergeco, the Company and the Continuing Shareholders shall furnish all information required to be included about such person (as defined in Section 9.10) in the Proxy Statement and the Schedule 13E-3 and, after consultation with each other, shall respond promptly to any comments made by the Commission with respect to the Proxy Statement and any preliminary version thereof and the
Schedule 13E-3. The Company shall cause the Proxy Statement to be mailed to its shareholders at the earliest practicable time. The Proxy Statement shall include the recommendation of the Company's Board of Directors to the shareholders of the Company (and reflect that the Special Committee has made a similar recommendation to the Company's Board of Directors), subject to the fiduciary duties under applicable law of such directors (including the directors constituting the Special Committee), as determined by such directors in good faith after consultation with counsel, in favor of the adoption of this Agreement. The Company shall use its best efforts to obtain the necessary adoption of this Agreement by its shareholders. Notwithstanding anything to the contrary in this Agreement, if the Board of Directors of the Company or the Special Committee determines, in good faith after consultation with counsel that, in the exercise of its respective fiduciary duties, under applicable law it is required to withdraw, modify or amend its recommendation in favor of the Merger, such withdrawal, modification or amendment shall not constitute a breach of this Agreement.

         (b) The information supplied by the Company for inclusion in the Proxy Statement or the Schedule 13E-3 shall not, at the time the Proxy Statement is mailed, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or, at the time of the Shareholders' Meeting, as then amended or supplemented, omit to state any material fact necessary to correct any statement originally supplied by the Company for inclusion in the Proxy Statement or the
Schedule 13E-3 which has become false or misleading. If, at any time prior to the Effective Time, any event relating to the Company or any of its affiliates, or relating to their respective officers, directors or shareholders, should be discovered which should be set forth in an amendment of, or a supplement to, such Proxy Statement or Schedule 13E-3, the Company shall promptly so inform Mergeco and will furnish all necessary information to Mergeco relating to such event. All documents that the Company is responsible for filing with the Commission in connection with the transactions contemplated by this Agreement shall comply in all material respects, both as to form and otherwise, with the Exchange Act.

         (c) The information supplied or to be supplied by Mergeco and the Continuing Shareholders for inclusion in the Proxy Statement or the Schedule 13E-3 shall not, at the time the Proxy Statement is mailed, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or, at the time of the Shareholders' Meeting, as then amended or supplemented, omit to state any material fact necessary to correct any statement originally supplied by Mergeco and the Continuing Shareholders for inclusion in the Proxy Statement or the
Schedule 13E-3 which has become false or misleading. If, at any time prior to the Effective Time, any event relating to Mergeco or any of its affiliates, or relating to the respective officers, directors or shareholders of Mergeco or its affiliates, as the case may be, should be discovered which should be set forth in an amendment of, or a supplement to, such Proxy Statement or Schedule 13E-3, Mergeco shall promptly so inform the Company and will furnish all necessary information to the Company relating to such event. All documents that Mergeco is responsible for filing with the Commission in connection with the transactions contemplated by this Agreement shall comply in all material respects, both as to form and otherwise, with the Exchange Act.

         5.7 Best Efforts. Subject to the terms and conditions herein provided and the fiduciary duties under applicable law of the directors of the Company, including directors constituting the Special Committee, as determined by such directors in good faith after consultation with counsel, each of the parties hereto agrees to use its best efforts consistent with applicable legal requirements to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary or proper and advisable (including, but not limited to, executing any and all additional documents) under applicable laws and regulations to ensure that the conditions set forth in Article VI hereof are satisfied and to consummate and make effective, in a commercially reasonable manner, the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Continuing Shareholders shall use their best efforts to cause Mergeco to perform all of its obligations under this Agreement.

         5.8 Consents. Mergeco and the Company each shall use their best efforts to obtain all material consents of third parties and governmental authorities, and to make all governmental filings, necessary for the consummation of the transactions contemplated by this Agreement.

         5.9 Public Announcements. Mergeco and the Company will consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger, this Agreement and the transactions contemplated hereby, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or in accordance with the Company's obligations incurred pursuant to its listing agreement with the New York Stock Exchange.

         5.10 Indemnification. (a) Until and for a period of six years after the Effective Time, the provisions of the Certificate of Incorporation of the Company limiting the personal liability of directors for damages and the indemnification provisions of the Certificate of Incorporation and Bylaws of the Company as they relate to those who have served as directors or officers of the Company at any time through the Effective Time shall not be amended, repealed or otherwise modified in any manner that would make any of such provisions less favorable to the directors or officers of the Company or the Surviving Corporation than those that pertain to directors and officers on the date hereof. Until and for a period of six years after the Effective Time (provided that if any claim or claims are asserted or made under this Section 5.10 within such six-year period, all rights to indemnification in respect of each such claim shall continue until final disposition of such claim), the Surviving Corporation shall, (i) indemnify, defend and hold harmless the present and former officers and directors of the Company and its subsidiaries, Mergeco and the members of Mergeco (collectively, the "Indemnified Parties"), from and against, and pay or reimburse the Indemnified

Parties for, all losses, obligations, expenses, claims, damages or liabilities (whether or not resulting from third-party claims and including interest, penalties, out-of-pocket expenses and attorneys' fees incurred in the investigation or defense of any of the same or in asserting any of their rights hereunder) resulting from or arising out of actions or omissions of such Indemnified Parties occurring on or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) to the fullest extent permitted or required, as the case may be, under (A) applicable law, (B) the Certificate of Incorporation or By-laws of the Company or the articles of organization or operating agreement of Mergeco in effect on the date of this Agreement, including, without limitation, provisions relating to advances of expenses incurred in the defense of any action or suit, (C) any indemnification agreement between the Indemnified Party and the Company, or (D) resolutions adopted by the shareholders or directors of the Company or the members of Mergeco; and (ii) advance to any Indemnified Parties expenses incurred in defending any action or suit with respect to such matters upon receipt of an undertaking (which need not be secured) by or on behalf of such Indemnified Party to repay such amount as, and to the extent, it is not entitled to be indemnified, in each case to the fullest extent such Indemnified Party is entitled to indemnification or advancement of expenses under the Company's Certificate of Incorporation, By-laws or indemnification agreements with its officers and directors or Mergeco's operating agreement in effect on the date hereof and subject to the terms of such Certificate of Incorporation, By-laws, indemnification agreements or operating agreement; provided, however, that (i) no indemnification shall be made to or on behalf of Mergeco or a member of Mergeco in his or its individual capacity or in his or its capacity as a member of Mergeco which arises as a result of the transactions contemplated herein if a judgment or other final adjudication adverse to Mergeco or such member of Mergeco, as the case may be, establishes that its or his acts constituted a breach of (x) its or his fiduciary duties to the Company or the shareholders of the Company, or (y) any of Mergeco's or such member's representations, warranties or obligations hereunder which caused the Company to terminate this Agreement; and (ii) nothing herein shall be construed as adversely affecting any such member's entitlement to indemnification from the Company as an officer or director of the Company.

         (b) The Surviving Corporation shall use its best efforts to maintain in effect for one year after the Effective Time one or more policies of directors' and officers' liability insurance covering (i) reimbursement of the Company for any obligation it incurs as a result of indemnification of directors and officers (the "Corporate Reimbursement Feature") and (ii) also providing insurance for directors and officers individually in cases where the Corporate Reimbursement Feature is not applicable, including in the event of the insolvency of the Company (the "Individual Feature"), with an aggregate limit of liability of not less than $5.0 million for the policy period for all such policies; provided, however, that the Surviving Corporation shall not be required to pay a premium therefor in excess of $100,000, but, if such premium would exceed such amount, the Surviving Corporation shall purchase as much coverage as possible for such amount. Such policy shall be on a "claims made" basis and shall have a retention amount of not more than $250,000 and no co-insurance with respect to the Corporate Reimbursement Feature, and retention and co-insurance amounts not greater than the minimum amounts required by New York state law with respect to the Individual Feature. The policies will cover and relate to any individual who is, becomes or was a director or officer of the

Company. Such policies may be subject to additional customary conditions and exclusions, including an exclusion for any lawsuits pending at the time such policy is written or relating to the Merger.

         (c) Any  Indemnified  Party  wishing  to  claim  indemnification  under
Section 5.10(a) shall provide notice to the Surviving Corporation promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and the Indemnified Party shall permit the Surviving Corporation (at its expense) to assume the defense of any claim or any litigation resulting therefrom; provided, however, that (i) counsel for the Surviving Corporation, who shall conduct the defense of such claim or litigation, shall be reasonably satisfactory to the Indemnified Party and the Indemnified Party may participate in such defense at such Indemnified Party's expense, and (ii) the omission by or delay of any Indemnified Party to give notice as provided herein shall not relieve the Surviving Corporation of its indemnification obligation under this Agreement, except to the extent that such omission or delay results in a failure of actual notice to the Surviving Corporation or the Surviving Corporation is materially prejudiced as a result thereof. In the event that the Surviving Corporation does not accept the defense of any matter as above provided, or counsel for such Indemnified Party advises that there are issues that raise conflicts of interest between the Surviving Corporation and the Indemnified Party, the Indemnified Party may retain counsel satisfactory to it, and the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Party promptly as statements therefor are received; provided, however, that the Surviving Corporation shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld); and provided, further, that the Surviving Corporation shall not be responsible for the fees and expenses of more than one counsel for all of the Indemnified Parties, unless such Indemnified Party concludes (based upon the written advice of counsel to such Indemnified Party) that there may be legal defenses available to such Indemnified Party that are different from or additional to those available to any other Indemnified Party, in which event the Indemnified Party making such conclusion shall be entitled to select separate counsel to assert such legal defenses and to otherwise participate in the defense of the matter, and the Surviving Corporation shall be liable to the Indemnified Party under this Section 5.10 for any such legal or other expenses incurred by the Indemnified Party in connection with such defense. In any event, the Surviving Corporation and the Indemnified Parties shall cooperate in the defense of any action or claim. The Surviving Corporation shall not, in the defense of any such claim or litigation, except with the consent of the Indemnified Party, consent to entry of any judgment or enter into any settlement that provides for injunctive or other nonmonetary relief affecting the Indemnified Party or that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability with respect to such claim or litigation.

         (d) This Section 5.10 is intended for the benefit of, and to grant third party rights to, persons entitled to indemnification under this Section
5.10 and/or the benefits of Article Seventh of the Certificate of Incorporation of the Company as in effect on the date hereof, whether or not parties to this Agreement, and each of such persons shall be entitled to enforce the covenants contained in this Section 5.10.

         (e) If the Surviving Corporation or any of its respective successors or assigns (i) reorganizes or consolidates with or merges into any other person and is not the resulting, continuing or surviving corporation or entity of such reorganization, consolidation or merger, or (ii) liquidates, dissolves or transfers all or substantially all of its properties and assets to any person or persons, then, and in such case, proper provision will be made so that the respective successors and assigns of the Surviving Corporation assume all of the obligations of the Surviving Corporation referred to in this Section 5.10.

         5.11 No Solicitation. (a) The Company and its subsidiaries shall not, and shall not authorize or permit any of their officers, directors (including but not limited to directors who are members of the Special Committee), agents, representatives, advisors or affiliates (collectively, for the purposes of this Section 5.11, "Representatives") to, in each case whether or not in writing and whether or not communicated to the shareholders of the Company generally, (i) take any action to solicit, initiate or encourage any Transaction Proposal (as defined herein), or (ii) enter into negotiations with, or furnish information to, any other party with respect to any Transaction Proposal; provided, however, that the Company and the Representatives shall not be prohibited from taking any action described in clause (ii) above to the extent such action is taken by, or upon the authority of, the Board of Directors of the Company if, in the good faith judgment of the Board of Directors, (x) such Transaction Proposal is (after consultation with a financial advisor of a nationally recognized reputation) (A) more favorable to the Company's shareholders than the Merger,
(B) achievable, and (C) supported by creditable financing, which may include a "highly confident" letter from a nationally recognized investment banking firm or nationally recognized lending institution, and (y) after consultation with counsel, failure to take such action would breach its fiduciary duties to the Company's shareholders under applicable law. For the purposes of this Agreement, "Transaction Proposal" means any offer or proposal for, or any indication of interest in, a merger or other business combination involving the Company or any subsidiary of the Company or the acquisition of any equity interest in, or the sale of a substantial portion of the assets of, the Company or any such subsidiary, except for the transactions contemplated hereby.

         (b) The Company shall promptly provide Mergeco with a summary of the material terms of any Transaction Proposal and of any negotiations or communications between the Company or its subsidiaries or any of their respective Representatives concerning any Transaction Proposal.

         (c) The Company shall give Mergeco not less than three business days' written notice before providing any confidential information to any person (other than Mergeco, the prospective sources of the Debt Financing and their respective representatives) concerning the business, properties or prospects of the Company and/or its subsidiaries.

         (d) Nothing contained in this Agreement shall prohibit the Company from making a statement to its shareholders that is required by Rule 14e-2(a) promulgated under the Exchange Act or from making any other disclosure to its shareholders if, in the good faith judgment of the Board of Directors, after consultation with counsel, failure to make such a statement would breach its fiduciary duties to the Company's shareholders under applicable law or would otherwise violate the Exchange Act, other applicable law or stock exchange regulation.

         5.12 Transfer  Taxes.  Except to the extent  otherwise  contemplated in
Section 2.3, the Surviving Corporation shall pay any transfer taxes (including any interest and penalties thereon and additions thereto) payable in connection with the Merger and shall be responsible for the preparation and filing of any required tax returns, declarations, reports, schedules, terms and information returns with respect to such transfer taxes.

                                   ARTICLE VI
                               CLOSING CONDITIONS

         6.1 Conditions to the Obligations of Each Party. The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction or waiver, at or prior to the Effective Time, of the following conditions:

         (a) the proposal to adopt this Agreement at the Shareholders' Meeting shall have been approved and adopted by the affirmative vote of at least two-thirds of the votes of all outstanding shares of Common Stock entitled to vote thereon in accordance with the NYBCL;

         (b) the proposal to adopt this Agreement shall have been approved and adopted by the affirmative vote of at least a majority of the votes cast at the Shareholders' Meeting excluding (i) votes cast by the holders of the Continuing Shareholder Shares, (ii) abstentions and (iii) broker non- votes;

         (c) there shall not have occurred (i) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or (ii) a commencement of a war, armed hostilities or other international or national calamity, directly involving the United States, that has a material adverse effect on the general economic conditions in the United States such as to make it, in the judgment of a party hereto, inadvisable or impractical to proceed with the Merger or the transactions contemplated hereby or by the Debt Financing; and

         (d) other than the filing of the Certificates of Merger as contemplated in Section 1.5, each of the Company and Mergeco shall have obtained such consents from third parties and approvals from government instrumentalities as shall be required for the consummation of the transactions contemplated hereby, except for such consents the failure to obtain which would not have a Material Adverse Effect.

         6.2 Conditions to the Obligations of Mergeco. The obligation of Mergeco pursuant to this Agreement to consummate the Merger is also subject to the satisfaction or waiver, at the Closing, of the following additional conditions:

         (a) the representations and warranties of the Company contained herein shall be true and correct in all respects (in the case of any representation or warranty containing any materiality qualification) or in all material respects (in the case of any representation or warranty without any materiality qualification) as of the date of this Agreement and as of the Closing with the same effect as though all such representations and warranties had been made as of the Closing, except (i) for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, (ii) as expressly contemplated by this Agreement, and (iii) for breaches of representations or warranties that (x) would not have a Material Adverse Effect or a material adverse effect on the ability of the Company to consummate the transactions contemplated hereby, or (y) are known on the date hereof by any of the Continuing Shareholders; and Mergeco shall have received from the Company an officer's certificate to this effect at the Closing;

         (b) each and all of the covenants and agreements of the Company to be performed and complied with pursuant to this Agreement prior to the Closing shall have been duly performed and complied with, except where the failure to comply with such covenant or agreement (i) would not have a Material Adverse Effect or a material adverse effect on the ability of the Company to consummate the transactions contemplated hereby, or (ii) was the direct result of an act or omission of any of the Continuing Shareholders; and Mergeco shall have received from the Company an officer's certificate to this effect at the Closing;

         (c) there shall have been no (i) material adverse change in the business, condition (financial or otherwise), properties, assets or prospects of the Company and its subsidiaries taken as a whole; (ii) death or disability of any of Mario Sbarro, Anthony Sbarro, Joseph Sbarro or Carmela Sbarro or any executive officer of the Company named in the Company's Annual Report on Form 10- K/A for the year ended December 28, 1997 as stated therein to have a family relationship (as such term is defined in Item 401 of Regulation S-K promulgated by the Commission) with a Continuing Shareholder; or (iii) material adverse change, or event or occurrence that is reasonably likely to result in an adverse change, in securities, financial or borrowing markets, or applicable tax or other laws or regulations, such as to decrease in any material respect the benefits of the Merger to the Continuing Shareholders or make it impractical to proceed with the Merger or the transactions contemplated hereby or by the Debt Financing;

         (d) no statute, rule, regulation, or temporary, preliminary or permanent order or injunction shall have been proposed, promulgated, enacted, entered, enforced or deemed applicable by any state, federal or foreign government or governmental authority or court or governmental agency of competent jurisdiction that (i) prohibits consummation of the Merger or the transactions contemplated hereby or thereby, or (ii) imposes material limitations on the ability of the Continuing Shareholders effectively to exercise full rights of ownership with respect to the shares of Common Stock to be issued to them pursuant to Section 2.2 of this Agreement;

         (e) the seven class action lawsuits which have heretofore been instituted with respect to the transactions contemplated hereby shall have been consolidated into one action in the Supreme Court of the State of New York and the settlement of such actions, as reflected in that certain Memorandum of Understanding dated January 19, 1999 (the "Memorandum of Understanding") among the parties to such actions, shall have been approved by the Supreme Court of New York

County, final judgment shall have been entered in accordance with the Settlement Agreement contemplated in the Memorandum of Understanding and shall have become final, such actions shall have been dismissed with prejudice and without costs to any party (except as provided in the Memorandum of Understanding) and no holders, or holders of no more than an aggregate of 1,000,000 shares of Common Stock, shall have requested exclusion from the "Class", as such term is defined in the Memorandum of Understanding.

         (f) neither (i) any action, suit or proceeding before any court or governmental body relating to the Merger or the transactions contemplated hereby shall be pending in which an unfavorable judgment or decree could prevent or substantially delay the consummation of the Merger, or is reasonably likely to
(w) result in a material increase in the aggregate Merger Consideration, (x) result in an award of material damages, (y) cause the Merger to be rescinded or
(z) result in a material amount of rescissory damages, nor (ii) any decision in any action, suit or proceeding relating to the Merger or the transactions contemplated hereby shall have been rendered by any court or governmental body which has any such effect; and

         (g) the Company shall have obtained the Debt  Financing  referred to in
Section 4.5: (i) in at least the amount set forth in the Financing Letter, (ii) on the material terms and conditions no less favorable to the Surviving Corporation than those set forth in the Term Sheet annexed as Exhibit "B" to this Agreement, and (iii) having a yield to maturity not to exceed 11.25% per annum.

         6.3 Conditions to the Obligations of the Company. The obligation of the Company pursuant to this Agreement to consummate the Merger is also subject to the satisfaction or waiver, at the Closing, of the following additional conditions:

         (a) the representations and warranties of Mergeco contained herein shall be true and correct in all respects (in the case of any representation or warranty containing any materiality qualification) or in all material respects (in the case of any representation or warranty without any materiality qualification) as of the date of this Agreement and as of the Closing with the same effect as though all such representations and warranties had been made as of the Closing, except (i) for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, (ii) as expressly contemplated by this Agreement, and (iii) for breaches of representations or warranties that would not have a material adverse effect on the ability of Mergeco to consummate the transactions contemplated hereby; and the Company shall have received from Mergeco a member's certificate to this effect at the Closing; and

         (b) each and all of the covenants and agreements of Mergeco to be performed and complied with pursuant to this Agreement prior to the Closing shall have been duly performed and complied with in all material respects except where the failure to comply with such covenant or agreement would not have a material adverse effect on the ability of Mergeco to consummate the transactions contemplated hereby; and the Company shall have received from Mergeco a member's certificate to this effect at the Closing; and

         (c) no statute, rule, regulation, or temporary, preliminary or permanent order or injunction shall have been proposed, promulgated, enacted, entered, enforced or deemed applicable by any state, federal or foreign government or governmental authority or court or governmental agency of competent jurisdiction that prohibits consummation of the Merger or the transactions contemplated hereby or thereby.


                                   ARTICLE VII
                                     CLOSING

         7.1 Time and Place. The closing of the Merger (the "Closing") shall take place at the offices of Parker Chapin Flattau & Klimpl, LLP, 1211 Avenue of the Americas, New York, New York, as soon as practicable following satisfaction or waiver of the conditions set forth in Article VI. The date on which the Closing actually occurs is herein referred to as the "Closing Date."

         7.2 Filings at the Closing. Promptly following the Closing, the Company and Mergeco shall cause Certificates of Merger, together with any other documents required by law to effectuate the Merger, to be executed, verified and delivered for filing by the New York Department of State as provided by Section 904-a of the NYBCL and Section 1003 of the NYLLCL, respectively, to the extent required, and shall take any and all other lawful actions and do any and all other lawful things necessary to cause the Merger to become effective. 7.3

                                  ARTICLE VIII
                           TERMINATION AND ABANDONMENT

         8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the shareholders of the
Company:

         (a) by mutual consent of the Board of Directors of the Company (by action taken by the Company's Board of Directors) and the members of Mergeco;

         (b) automatically, without action by any party hereto, if, at the Shareholders' Meeting, the Company's shareholders shall have not voted to adopt this Agreement in accordance with the requirements set forth in Sections 6.1(a) and (b);

         (c) by action of the Board of Directors of the Company or the members of Mergeco if, without the fault of the terminating party, the Merger has not been consummated on or prior to June 30, 1999;

         (d) by action of the Board of Directors of the Company or the members of Mergeco if the Special Committee shall have withdrawn or modified in a manner adverse to Mergeco its approval or recommendation of the Merger, this Agreement or the transactions contemplated hereby;

         (e) by action of the Board of Directors of the Company or the members of Mergeco if (i) any of the events set forth in Section 6.1(c) shall have occurred or (ii) consents or approvals described in Section 6.1(d) shall not have been obtained prior to the Closing or shall have become incapable of being obtained, and, in the case of (i) or (ii), shall not have been, on or before the date of such termination, permanently waived by the Board of Directors of the Company or the members of Mergeco, as the case may be;

         (f) by action of the members of Mergeco if (i) any of the conditions set forth in Sections 6.2(a), (b), (e), or (g) that are required to be satisfied at or prior to the Closing shall not have been satisfied prior to the Closing or shall have become incapable of being satisfied or (ii) if any of the events set forth in Sections 6.2(c), (d) or (f) shall have occurred prior to the Closing and, in the case of (i) or (ii), shall not have been, on or before the date of such termination, permanently waived by Mergeco; provided, however, that, in the case of Sections 6.2(a) or (b), the Company shall not have cured such breach, in all material respects, within ten (10) business days following the receipt of written notice from Mergeco of such breach; and

         (g) by action of the Board of Directors of the Company if (i) any of the conditions set forth in Sections 6.3(a) or (b) that are required to be satisfied at or prior to the Closing shall not have been satisfied prior to the Closing or shall have become incapable of being satisfied or (ii) if any of the events set forth in Section 6.3(c) shall have occurred prior to the Closing and, in the case of (i) or (ii), shall not have been, on or before the date of such termination, permanently waived by the Board of Directors of the Company; provided, however, that, in the case of Sections 6.3(a) and (b), Mergeco and the Continuing Shareholders shall not have cured such breach, in all material respects, within ten (10) business days following the receipt of written notice from the Company of such breach.

         8.2 Procedure and Effect of Termination. In the event of termination and abandonment of the Merger by either Mergeco or the Company pursuant to
Section 8.1, written notice thereof shall forthwith be given to the other, and this Agreement shall terminate and the Merger shall be abandoned, without further action by any of the parties hereto. If this Agreement is terminated as provided herein, no party hereto shall have any liability or further obligation to any other party to this Agreement; provided, however, that (i) any termination by the Company arising out of a breach by Mergeco or the Continuing Shareholders of any representation, warranty, covenant or agreement contained in this Agreement shall be without prejudice to the rights of the Company to seek damages with respect thereto, and (ii) any termination by Mergeco arising out of a breach by the Company of any representation, warranty, covenant or agreement contained in this Agreement, other than a breach by the Company that is the direct result of an act or omission of the Continuing Shareholders, shall be without prejudice to the rights of Mergeco to seek damages with respect thereto; and provided, further, however, that the obligations set forth in this Section
8.2 and Section 9.6 shall in any event survive any termination.

                                   ARTICLE IX
                                  MISCELLANEOUS

         9.1 Amendment; Modification and Approval of Special Committee. Subject to applicable law, this Agreement may be amended, modified or supplemented only by written agreement of Mergeco and the Continuing Shareholders, on the one hand, and the Company, on the other hand, at any time prior to the Effective Time with respect to any of the terms contained herein; provided, however, that
(i) after this  Agreement is adopted by the Company's  shareholders  pursuant to
Section 5.5, no such amendment or modification shall be made that reduces the amount or changes the form of the Merger Consideration or otherwise materially and adversely affects the rights of the Public Shareholders hereunder without further approval by the holders of such number of votes of shares of Common Stock that are required to approve this Agreement pursuant to Sections 6.1(a) and (b), and (ii) the approval of the Special Committee shall be required for any action that may be taken by the Board of Directors pursuant to this Agreement, including without limitation, any determination to terminate this Agreement, any amendment or modification of this Agreement, any extension by the Company of the time for the performance of any obligations or other acts of Mergeco and any waiver of any of the Company's rights under this Agreement.

         9.2 Waiver of Compliance; Consents. Any failure of Mergeco or the Company to comply with any obligation, covenant, agreement or condition herein may be waived by the other party, only by a written instrument signed by the party granting such waiver (and if required pursuant to Section 9.1(ii), by an authorized member of the Special Committee), but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 9.2.

         9.3 Non-Survival of Representations and Warranties. Each and every representation and warranty made in this Agreement shall expire with, and be terminated and extinguished by, the Merger. This Section 9.3 shall have no effect upon any other obligation of the parties hereto, whether to be performed before or after the Closing.

         9.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if (i) delivered personally or by nationally-recognized overnight courier, (ii) mailed by registered or certified mail, return receipt requested, postage prepaid or (iii) transmitted by facsimile, and in each case, addressed to the parties at the following addresses (or at such other address for a party as shall be specified by like notice:

            (a)      if to Mergeco or the Continuing Shareholders, to:

                     Sbarro Merger LLC
                     401 Broadhollow Road
                     Melville, New York 11747
                     Facsimile:  (516) 715-4190
                     Attention:  Mario Sbarro

                     with copies to

                     Warshaw Burstein Cohen Schlesinger & Kuh, LLP 555 Fifth Avenue
                     New York, New York 10017
                     Facsimile: (212) 972-9150
                     Attention:  Arthur A. Katz, Esq.

            (b)      if to the Company, to

                     Sbarro, Inc.
                     401 Broadhollow Road
                     Melville, New York 11747
                     Facsimile:  (516) 715-4185
                     Attention:  Robert S. Koebele, Vice President-Finance

                     with copies to

                     Parker Chapin Flattau & Klimpl, LLP
                     1211 Avenue of the Americas
                     New York, New York 10036
                     Facsimile: (212) 704-6288
                     Attention: Richard A. Rubin, Esq.

                     and to

                     Special Committee of the Board of Directors of Sbarro, Inc. c/o Steven J. Gartner, Esq.
                     Willkie Farr & Gallagher
                     787 Seventh Avenue
                     New York, New York  10019
                     Facsimile:  (212) 728-8111
                     with copies to

                     Willkie Farr & Gallagher
                     787 Seventh Avenue
                     New York, New York  10019
                     Facsimile:  (212) 728-8111
                     Attention:  Steven J. Gartner, Esq.

Any notice so addressed shall be deemed to be given (x) three business days after being mailed by first-class, registered or certified mail, return receipt requested, postage prepaid and (y) upon delivery, if transmitted by personal delivery, nationally-recognized overnight courier or facsimile; provided, however, that notices of a change of address shall be effective only upon receipt thereof.

         9.5 Assignment; Parties in Interest. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns; but neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any party without the prior written consent of the other parties. Except for Section 5.10, which is intended for the benefit of the Indemnified Parties, this Agreement is not intended to confer upon any person, except the parties, any rights or remedies under or by reason of this Agreement.

         9.6 Costs and Expenses. Each party represents and warrants that it has not obligated either itself or any other party to incur any broker, finder or investment banking fees or related expenses, except for fees and expenses payable by the Company to Bear, Stearns and to Prudential Securities. In the event that this Agreement is terminated for any reason, the Company, on the one hand, and Mergeco and the Continuing Shareholders, on the other hand, shall each pay their own fees and expenses, it being understood that (a) the fees and expenses of the Company shall include (i) the fees and expenses of financial advisors (including Bear Stearns and Prudential Securities), (ii) any fees and expenses involved in the preparation, printing, mailing and filing of documents used in connection with the Merger or the Debt Financing, and (iii) the fees and expenses of accountants and counsel for the Company and the Special Committee, and (b) the fees and expenses of Mergeco shall include (i) any commitment and other fees or expenses payable to any person providing or proposing to provide the Debt Financing for the Merger, and (ii) the fees and expenses of counsel for Mergeco; provided, however, that in the event this Agreement is terminated for any reason other than pursuant to (A) Section 8.1(g) due to a breach of this Agreement under Sections 6.3(a) or (b), or (B) Section 8.1(f) by reason of the failure to obtain the Debt Financing on the terms contemplated in Section 6.2(g) other than by reason of circumstances described in Section 6.2(c)(iii), the Company shall pay and reimburse Mergeco and the Continuing Shareholders for the fees and expenses incurred by them in connection with the transactions contemplated hereby up to $500,000 in the aggregate; and provided, further, however, that if this Agreement is terminated pursuant to Section 8.1(f) by reason of the failure to obtain the Debt Financing on the terms contemplated in
Section 6.2(g) other than by reason of circumstances described in Section 6.2(c)(iii), Mergeco and the Continuing Shareholders shall, jointly and severally, be obligated to pay and reimburse the Company for 50% of the fees and expenses incurred by the Company, provided that Mergeco and the Continuing Shareholders, together, shall not be obligated to so pay or reimburse the Company in excess of $500,000 in the aggregate.

         9.7 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. Notwithstanding the foregoing, and without limiting the Company's obligations under Section 9.6, in the event of a breach of this Agreement by the Company, the sole and exclusive remedy of Mergeco or the Continuing Shareholders shall be to either (i) terminate this Agreement pursuant to Section 8.1 (and seek any remedy provided them under Section 8.2), or (ii) pursue specific performance pursuant to this Section 9.7.

         9.8 Governing Law. This Agreement shall be governed by the laws of the State of New York (regardless of the laws that might otherwise govern under applicable principles of conflicts of law) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.

         9.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         9.10 Interpretation. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. As used in this Agreement, (i) the term "person" shall mean and include an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization and a government or any department or agency thereof; (ii) the terms "affiliate" and "associate" shall have the meanings set forth in Rule 12b- 2 of the General Rules and Regulations promulgated under the Exchange Act; (iii) the term "subsidiary" of any specified corporation shall mean any corporation, limited liability company or other entity that is controlled, directly or indirectly, by the Company; (iv) "best efforts" shall mean the commercially reasonable efforts that a prudent person desirous of achieving a result would use in similar circumstances to ensure that such result is timely achieved; provided, however, that a person required to use his best efforts under this Agreement will not be required to take actions that would result in a materially adverse change in the benefits to such person of this Agreement and the transactions contemplated hereby; and (v) the words "hereunder," "herein," "hereof" and words or phrases of similar import shall refer to each and every term and provision of this Agreement.

         9.11 Entire Agreement. This Agreement, including the schedules hereto, embodies the entire agreement and understanding of the parties in respect of the subject matter contained herein and supersedes all prior agreements and the understandings between the parties with respect to such subject matter.

         9.12 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in effect and shall in no way be affected, impaired or invalidated.

         9.13 Headings. The Article and Section headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of any provision of this Agreement.




                      [THE NEXT PAGE IS THE SIGNATURE PAGE]

         IN  WITNESS   WHEREOF,   Mergeco,   the  Company  and  the   Continuing
Shareholders have caused this Agreement to be signed, by their respective duly authorized officers or directly, as of the date first above written.

                                              SBARRO MERGER LLC

                                              By:  /s/ Mario Sbarro
                                                  ------------------------------
                                                  Name:     Mario Sbarro
                                                  Title:    Member

                                              SBARRO, INC.

                                              By: /s/ Robert S. Koebele
                                                  ------------------------------
                                                  Name:   Robert S. Koebele
                                                  Title:  Vice President-Finance

                                              The Continuing Shareholders:

                                              /s/  Mario Sbarro
                                              ----------------------------------
                                              Mario Sbarro

                                              /s/ Joseph Sbarro
                                              ----------------------------------
                                              Joseph Sbarro

                                              JOSEPH SBARRO (1994) FAMILY
                                                 LIMITED PARTNERSHIP

                                              By: /s/ Joseph Sbarro
                                                  ------------------------------
                                                  Joseph Sbarro, General Partner


                                              /s/ Anthony Sbarro
                                              ----------------------------------
                                              Anthony Sbarro

                                              /s/ Franklin Montgomery
                                              ----------------------------------
                                              Franklin      Montgomery,      not
                                              individually  but as trustee under
                                              that certain Trust Agreement dated
                                              April 28,  1984 for the benefit of
                                              Carmela Sbarro and her descendants


                                              /s/ Mario Sbarro
                                              ----------------------------------
                                              Mario Sbarro, not individually but
                                              as  trustee   under  that  certain
                                              Trust  Agreement  dated  April 28,
                                              1984 for the  benefit  of  Carmela
                                              Sbarro and her descendants

                                                                       EXHIBIT A



                          [LETTERHEAD OF BEAR STEARNS]

January 19, 1999


Mr. Mario Sbarro
Mr. Joseph Sbarro
Mr. Anthony Sbarro
The Trust of Carmela Sbarro
Sbarro Merger LLC

Gentlemen:

We understand that Sbarro Merger LLC and Sbarro, Inc. (the "Company") are contemporaneously herewith entering into an Agreement and Plan of Merger dated January 19, 1999, pursuant to which, among other things, all shareholders of the Company, other than the Continuing Shareholders (as defined in the Agreement and Plan of Merger), will receive $28.85 per share in cash (the "Transaction").

You have informed us that the aggregate cash purchase price, together with fees and expenses, will result in a total Transaction cost of approximately $408 million. You have informed us that the Transaction cost will be funded by: (a) approximately $138 million of cash and marketable securities which is expected to be available to the Company at the closing of the Transaction and (b) approximately $300 million of total debt financing, based in all material respects on the terms and conditions set forth in Exhibit B to the Agreement and Plan of Merger (the "Debt Financing"). The Debt Financing shall include either a bank revolving credit facility, which shall have undrawn availability on the closing date of the Transaction, or excess cash to fund the Company's ongoing working capital needs, including capital expenditures.

You have asked Bear, Stearns & Co. Inc. ("Bear Stearns") to act as placement agent and arranger in connection with the Debt Financing.

This letter will confirm that, based upon and subject to (a) the foregoing, (b) the information concerning the Company supplied to us by the Continuing Shareholders and the Company, and (c) current market conditions, Bear Stearns is highly confident as of the date hereof of its ability to place and arrange the Debt Financing, subject to each of the following: (i) the negotiation of definitive language with respect to the terms and conditions of the senior notes included in the Debt Financing as set forth in Exhibit B to the Agreement and Plan of Merger and the negotiation of other acceptable terms and conditions of the Debt Financing, including, but not limited to, interest rate, price and other covenants; (ii) the negotiation of acceptable terms, and the execution of acceptable documentation, related to the Transaction and the Debt Financing;
(iii) no material adverse change in the business, prospects, condition (financial or otherwise) or results of operations of the Company; (iv) satisfactory completion of legal due diligence; (v) nothing coming to our attention which shall contradict or call into question (A) the information previously provided to us by the Continuing Shareholders or the Company or (B) the results of our financial due diligence investigation; (vi) no material adverse change in market conditions for new issues of high yield debt or syndicated bank loan facilities; (vii) no material adverse change in conditions of the financial and capital markets generally, and (viii) the Continuing Shareholders' and the Company's full cooperation with respect to the marketing of the Debt Financing. The acceptability of each of the foregoing will be determined in the sole discretion of Bear Stearns' Commitment Committee.

This letter does not constitute a commitment or undertaking on the part of Bear Stearns to provide any part of the Debt Financing described above and does not ensure the successful placement, arrangement or completion of the Debt Financing. Bear Stearns does not and shall not have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company, the Continuing Shareholders or any other person or entity in connection with this letter.

You are hereby authorized to deliver a copy of this letter to the Continuing Shareholders' and the Company's respective affiliates and representatives; provided, however, that in connection with the Transaction and the related Debt Financing, no public reference to Bear Stearns or this letter shall be made by the Continuing Shareholders or the Company or any of its respective representatives or affiliates without our express written consent.

                                         Yours sincerely,

                                         BEAR, STEARNS & CO. INC.


                                         By:   /s/ Randall E. Paulson
                                               ---------------------------------
                                               Randall E. Paulson
                                               Senior Managing Director

                                                                       EXHIBIT B


THIS SUMMARY TERM SHEET DOES NOT CONSTITUTE A COMMITMENT OR UNDERTAKING ON THE PART OF BEAR STEARNS TO PROVIDE OR ARRANGE THE DEBT FINANCING AND DOES NOT ENSURE THE SUCCESSFUL PLACEMENT OR COMPLETION OF THE DEBT FINANCING. THE FOLLOWING IS A SUMMARY OF THE MATERIAL TERMS OF THE SECURITIES AND DOES NOT PURPORT TO BE COMPLETE.

                                  SBARRO, INC.
                         Senior Notes Summary Term Sheet

--------------------------------------------------------------------------------


Issue                        Senior Notes due 2009 (the "Notes").

Issuer                       Sbarro, Inc. (the "Company").

Distribution                 The Notes will be sold to qualified  institutional
                             buyers in a Rule 144A private placement.

Subsidiary                   Guarantees  The Notes will be jointly and severally
                             guaranteed   on  a  senior  basis  by  all  of  the
                             Company's    present    and    future    Restricted
                             Subsidiaries.

Maturity                     10 years.

Coupon To be determined based on market conditions at the time of pricing.

Ranking The Notes will be general unsecured senior obligations of the Company, ranking pari passu with all existing and future senior indebtedness of the Company.

Security                     None.

Mandatory                    Redemption The Company will not be required to make
                             mandatory redemption or sinking fund payments with respect to the Notes (other than in connection with Asset Sales or a Change of Control).

Optional Redemption          The Notes will be non-callable for five years after
                             issuance. Thereafter, the Notes may be redeemed at the option of the Company, in whole or in part, at premiums declining ratably to par to the end of year eight, plus accrued interest and Liquidated
                             Damages, if any, through the redemption date. Until the third anniversary of the issuance of the Notes, the Company may redeem up to 35% of the original principal amount of the Notes with the net cash proceeds of a

                             Public Equity Offering at a price of __% of par, plus accrued interest and Liquidated Damages, if any; provided however, that following such redemption, at least 65% of the original principal amount of the Notes remains outstanding.

Registration Rights          The Registration Rights Agreement will provide that
                             the Company will file and cause to become effective
                             a  registration  statement  relating to an exchange
                             offer for the Notes.  If such filing does not occur
                             or such exchange offer is not consummated  (unless,
                             in   the   circumstances   provided   for   in  the
                             Registration   Rights   Agreement,    the   Company
                             registers   the  Notes  for   resale)   within  the
                             specified  time  periods  (consistent  with  market
                             practices)  set  forth in the  Registration  Rights
                             Agreement,  the  Company  will be  required  to pay
                             Liquidated   Damages    (consistent   with   market
                             practices) until so consummated.

Change of Control            Upon any Change of  Control,  the  Company  will be
                             required   to   offer  to   purchase   all  of  the
                             outstanding Notes at 101% plus accrued interest and Liquidated Damages, if any, through the redemption date.

Covenants                    The  Notes  will  be  governed   by  an   Indenture
                             containing   certain  covenants   customary  for  a
                             transaction  of  this  nature  that,   among  other
                             things,  will limit the  ability of the Company and
                             its subsidiaries to incur additional  indebtedness;
                             pay  dividends,  repurchase  capital  stock or make
                             other restricted  payments;  create restrictions on
                             the  ability  of  restricted  subsidiaries  to make
                             certain   payments;   create   liens;   enter  into
                             transactions with affiliates; sell assets or enter into certain mergers and consolidations. A summary description of certain key covenants is as follows:

                             Restricted Payments. Restricted Payments may not exceed 50% of cumulative Adjusted Consolidated Net Income of the Company and its Restricted Subsidiaries or, if cumulative Adjusted Consolidated Net Income is a loss, minus 100% of such loss, plus $5.0 million. Restricted Payments include, among other items: (i) dividends or other distributions on the Company's capital stock; (ii) the purchase or redemption of any of the Company's capital stock; (iii) the retirement of any debt that is subordinated to the Notes, and (iv) any Investments (other than Permitted Investments) in entities which are not Wholly Owned Restricted Subsidiaries.

                                       Adjusted  Consolidated  Net Income  means
                                       for   any   period   the   sum   of   (a)
                                       Consolidated  Net Income for such  period
                                       plus   (b)  the   aggregate   amount   of
                                       intangible amortization charges resulting from the contemplated merger transaction to the extent deducted in calculating Consolidated Net Income for such period.

                                       Consolidated  Net  Income  means  for any
                                       period,  the  aggregate of the Net Income
                                       of  the   Company   and  its   Restricted
                                       Subsidiaries   for  such  period,   on  a
                                       consolidated    basis,    determined   in
                                       accordance with GAAP, less the Tax Amount
                                       for such  period;  provided  that (a) the
                                       Net  Income  (but  not the  loss)  of any
                                       Person   that   is   not   a   Restricted
                                       Subsidiary of the Company or that is accounted for by the equity method of accounting shall be excluded except to the extent of the amount of dividends or distributions paid in cash by such Person to the Company or Wholly Owned Restricted Subsidiaries of the Company during such period, (b) the Net

                                       Income of any Restricted Subsidiary shall
                                       be   excluded  to  the  extent  that  the
                                       declaration  or payment of  dividends  or
                                       similar  distributions by that Restricted
                                       Subsidiary  of that Net  Income is not at
                                       the  date  of   determination   permitted
                                       without any prior  governmental  approval
                                       (that has not been obtained) or, directly
                                       or indirectly,  or operation of the terms
                                       of  its   charter   or   any   agreement,
                                       instrument,   judgment,   decree,  order,
                                       statute, rule or governmental  regulation
                                       applicable  to  that  Subsidiary  or  its
                                       stockholders,  (c)  the  Net  Income  (or
                                       loss) of any Person acquired in a pooling
                                       of interests  transaction  for any period
                                       prior  to the  date of  such  acquisition
                                       shall  be  excluded,   (d)  any  non-cash
                                       write-off or charge  (excluding  any such
                                       non-cash   write-off  or  charge  to  the
                                       extent it  represents  an  accrual  of or
                                       reserve  for cash  expenses in any future
                                       period)  in  respect  of  disposition  of
                                       assets other than in the ordinary  course
                                       of  business   shall  be  excluded,   (e)
                                       extraordinary    gains   or   losses   as
                                       determined in accordance with GAAP shall be excluded and (f) the cumulative effect of a change in accounting principles shall be excluded.

                                       Tax  Amount  generally  means (so long as
                                       the Company is treated as a  Subchapter S
                                       Corporation   for   federal   income  tax
                                       purposes)  with  respect to the  Company,
                                       for any period,  the  aggregate  combined
                                       federal,  state, local and foreign income
                                       taxes    (including    estimated   taxes)
                                       actually    payable    by    shareholders
                                       (including  partners,  members,  or other
                                       owners of shareholders) of the Company in
                                       respect of such Person's  taxable  income
                                       for  such   period  in   respect  of  the
                                       Company, as more specifically provided in the Indenture.

                                       Permitted   Investments  include,   among
                                       other items:  (i) Investments  made after
                                       the original  issuance  date of the Notes
                                       in   businesses   similar  or  reasonably
                                       related  to that of the  Company  and its
                                       Restricted   Subsidiaries   as   of   the
                                       issuance  date in an amount not to exceed
                                       $10.0 million in aggregate outstanding at
                                       any one time and (ii) the guarantee  made
                                       after the original  issuance  date of the
                                       Notes by the Company of  indebtedness  of
                                       Unrestricted  Subsidiaries of the Company
                                       in an amount not to exceed $10.0  million
                                       in aggregate principal outstanding at any
                                       one time,  subject to the  incurrence  of
                                       such guarantee  being permitted under the
                                       Consolidated Interest Coverage Ratio test
                                       of   the   Limitation   of   Indebtedness
                                       covenant.

                             Limitation on Indebtedness. The Company and its Restricted Subsidiaries shall only be permitted to create, incur, assume, guarantee or otherwise become directly or indirectly liable for the payment of any Indebtedness, other than Permitted Indebtedness, if, after giving pro forma effect thereto, the Consolidated Interest Coverage Ratio for the four prior quarters is at least 2.0x to
                             1.0. Permitted Indebtedness will include, among other items: (i) Indebtedness incurred by the Company and its Restricted Subsidiaries under the Senior Credit Facility, or any refinancing thereof, not to exceed $75.0 million at any one time outstanding (less amounts applied to repay or prepay permanently such Indebtedness in accordance with the "Limitation on Asset Sales" covenant); and
                             (ii) other Indebtedness of the Company or its Restricted Subsidiaries in an aggregate principal amount not in excess of $10.0 million at any one time outstanding.

                                       Covenants (cont.)  Consolidated  Interest
                                       Coverage  Ratio means with respect to the
                                       Company and its  Restricted  Subsidiaries
                                       for  any   period,   the   ratio  of  the
                                       Consolidated Cash Flow for such period to the Consolidated Interest Expense for such period.


                                       Consolidated  Cash  Flow  means  for  any
                                       period,  the sum of (a) the  Consolidated
                                       Net  Income  of  the   Company   and  its
                                       Restricted  Subsidiaries for such period,
                                       plus (b) the provision for taxes based on
                                       income or  profits  or the Tax Amount for
                                       such  period  to  the  extent  that  such
                                       provision  for  taxes or Tax  Amount  was
                                       deducted in  computing  Consolidated  Net
                                       Income  for  such  period  plus  (c)  the
                                       Consolidated   Interest  Expense  of  the
                                       Company and its  Restricted  Subsidiaries
                                       for such  period,  plus (d)  consolidated
                                       depreciation and amortization  (including
                                       amortization   of   goodwill   and  other
                                       intangibles but excluding amortization of
                                       prepaid cash expenses that were paid in a
                                       prior  period)  of the  Company  and  its
                                       Restricted  Subsidiaries  to  the  extent
                                       deducted in  computing  Consolidated  Net
                                       Income  for such  period,  plus (e) other
                                       consolidated  non-cash  expenses  of  the
                                       Company and its  Restricted  Subsidiaries
                                       for  such  period   (excluding  any  such
                                       non-cash   expense   to  the   extent  it
                                       represents  an accrual of or reserve  for
                                       cash expenses in any future period); less
                                       the amount of non-cash  items  increasing
                                       such  Consolidated  Net  Income  for such
                                       period.  Notwithstanding  the  foregoing,
                                       the  Net   Income  of  any   Unrestricted
                                       Subsidiary shall be excluded, whether or not distributed to the Company or one of its Restricted Subsidiaries.